This Hosting Agreement dated 2/8/22 set forth above.

Acehost LLC
203 Marion St
Tampa, FL 33602
Hereinafter referred to as the "Acehost"

Raptor Mining LLC
7301 NW 4th St Suite 102
Plantation FL, 33317
Hereinafter referred to as the "Customer"

WHEREAS, Acehost provides hosted cryptocurrency mining services, and
WHEREAS, the Customer wishes to utilize the services of Acehost,
NOW, THEREFORE, the parties hereto have agreed to the following terms:

1. <u>Hosted Cryptocurrency Mining Services</u>

(a) Acehost hereby agrees to provide physical space, the power and internet connectivity necessaryto operate the Customer's cryptocurrency mining equipment. Acehost will perform routine maintenance on Customer's mining equipment including power-ups, power-downs, reboots and diagnosis of software and hardware malfunctions. Acehost exercise reasonable and prudent care to ensure that Customer's mining equipment is operating efficiently and is optimized for its intended use.

(b) Acehost provides a hosting plan for Customer billed off $.105 cents per kwh every month:

a. 24 hour run time – Customers machines will run 24 hours per day 7 days per week 365 days per year.

b. Colocation fee- $120.00 per Machine will be invoiced monthly.

c. Power cost—invoiced monthly based off $.105 kwh.

(c) Upon installation, Acehost does not store packaging materials used to transport the Customer's mining equipment Acehost. Acehost assumes no responsibility for any damage to Customer's packing material while in transit.

(d) Upon The Customer will provide Acehost with a list of authorized representatives which Customer desires to have physical access to its mining equipment co-located at Acehost. Upon at least 48 hours' notice, Acehost will generally permit the Customer (or customer's representative), physical access to its mining equipment at a mutually agreeable date and time, for the purposes of conducting on-site inspections. This access will generally be available during the hours of 8am-5pm, Monday thru Friday. Customer can contact Acehost by emailing support system support@acehost.com. Acehost will keep logs of such access and only permit access to Customer (or customer's representative) if that person is on the list previously supplied by Customer.

(e) Acehost will provide the Customer remote access to view the operations of its machines through a secure portal. This access will be provided only to the persons on the list of authorized persons provided by the Customer.

2. Fees

(a) In exchange for Acehost provision of hosting services as described above, the Customer shall pay Acehost a monthly hosting fee which shall be calculated as follows:

Monthly hosting fee $120 per miner] + [# of kilowatts consumed per miner x $.105]

(b) Acehost will furnish the Customer with a monthly invoice in advance of each upcoming service month with respect to the hosting services to be provided in the upcoming service month. All hosting payments are due as of the 1st day of each service month and shall be paid by Customer no later than the 5th business day of each service month. The Customer shall pre-pay the first month power cost. The hosting fee for the first month of service shall be prorated based upon the date the Customer's mining equipment was first put into service. Acehost shall notify Customer at least thirty (30) days in advance of any fee increase.

(c) Customer fails to pay the monthly invoice to Acehost by the 5th business day of the service month, acehost will use deposit given at time of sign up to pay delinquent invoice. Upon sign up customer agrees to pay first and last months power and colocation fee to cover such an event.

(d) The Customer shall pay a set-up fee of $55 per miner for receiving, unpacking and performing all necessary steps to establish the miner's connection to the appropriate mining pool.

(e) With respect to each upcoming service month, should the Customer and Acehost mutually determine that it may be unprofitable for the Customer to operate its mining equipment at the hosting fee described herein, Acehost may offer, and the Customer may accept in writing, an alternative to paying hosting fees for the upcoming service month. This alternative is known as "Stop-Loss." Under the Stop-Loss alternative, Acehost will exempt the Customer from paying hosting fees for the service month in question, however, Acehost will operate the Customer's mining equipment for the benefit of Acehost. The minimum Stop-Loss period shall be a calendar month. Once Stop-Loss is in effect, at least seven days before the end of the service month, the Customer shall advise Acehost in writing whether to continue Stop-Loss for the following month or whether Customer will resume paying hosting fees for the following month. In the absence of such timely written notice from the Customer, Acehost will continue to operate the Customer's mining equipment on Stop-Loss.

3. Non-Routine Maintenance and Repairs

(a) The Customer agrees to pay a minimum of $100/hour for any non-routine maintenance requested by Customer. Prior to performing any non-routine maintenance, Acehost shall provide an estimate of time and any related costs to the Customer. 100/hr after first hour billed in 30 minute increments.

(b) Should Customer's mining equipment develop an issue that requires the replacement of malfunctioning hardware, Acehost will furnish the Customer with an estimate of the cost of repair, and the Customer shall authorize Acehost to perform the repair in-house or send the Customer's equipment out for repair to the appropriate repair center. The cost of all repairs including labor, parts, shipping and related costs shall be at the Customer's sole expense.

(c) Acehost Facilities shall not be liable for any lost opportunity expense associated with under-performing or non-functioning miners.

a. All repairs of equipment require a core part to be surrendered. Best effort will be made to make the repair of your items; however, there are times when a repair is not possible.

b. All repair work is final. We will include screen shots of your miner/hashboard working under factory conditions at our facility. Due to the intensive nature of mining and the litany of alternative BIOS/Firmware available no warranty is made beyond the scope of the hashboards working to specification when our technicians finalize the repair.

c. All payments for hosting/repairs must be made prior to shipping your components back to you.

d. Orders that are completed for ASIC or GPU rigs but left unpaid for any reason beyond 30 days will be forfeit and become teproperty of Acehost.

4. Force Majeure

(a) Acehost shall be under no liability to the Customer in respect of anything which may constitute breach of this Agreement arising by reason of a *Force Majeure* namely, circumstances beyond the control of Acehost which shall include, but shall not be limited to, acts of God, weather-related events, perils of the sea, air, fire, flood, drought, explosion, sabotage, accident, embargo, riot, civil commotion, acts of local government and parliamentary authority, labor disputes of whatever nature and for whatever cause arising including (but without prejudice to the generality of the foregoing) strikes and lockouts and whether between either of the parties hereto and any or all of its employees and/or any other employer and any or allof its employees and/or between any two or more groups of employees (and whether or either of the parties here to or any other employer).

(b) Acehost shall have no liability or responsibility whatsoever for any lost revenue or earnings that the Customer may suffer as a result of power or internet outage regardless of whether such interruption is the result of action or inaction of Acehost.

5. Insurance

a) Acehost shall at all times maintain sufficient insurance to protect both its facility, as well as Customer's mining equipment. Should an event or disaster take place such that Acehost seeks, and receives, reimbursement from its insurance carrier for damages to, among other things, Customer's mining equipment, the Customer shall be entitled to the portion of such insurance proceeds that is equivalent to the current market value of Customer's mining equipment at the time the event took place which created the insurable loss. Insurance proceeds will be handed over to customer in a timely fashion once the insurance company disperses funds to Acehost.

6. <u>Confidentiality</u>

(a) For purposes of this Agreement, "Confidential Information" shall include all information or material concerning the terms of this Agreement, the services offered by Acehost, and any other information about Acehost business which has been disclosed to Customer.

(b) Customer shall hold and maintain the Confidential Information in strictest confidence for the sole and exclusive benefit of Acehost. Customer shall carefully restrict access to Confidential Information to its employees, contractors, and third-party agents as is reasonably required, and shall hold such persons toa standard of confidentiality at least as protective as contained in this Agreement.

(c) Customer shall not, without prior written approval of Acehost, use for Customer's own benefit, publish, copy, or otherwise disclose to others, or permit the use by others for their benefit or to the detriment of Acehost, any Confidential Information. Customer shall return to Acehost any and all records, notes, and other written, printed, or tangible materials in its possession pertaining to confidential Information immediately upon the written request of Acehost.

(d) Customer's confidentiality obligations under this Agreement shall not extend to information that is: (i) publicly known at the time of disclosure or subsequently becomes publicly known through no fault of the Customer; (ii) discovered or created by the Customer before disclosure by Acehost; (iii) discovered by the Customer through legitimate means other than from Acehost or its representatives; or (iv) is disclosed by the Customer with Acehost prior written approval.

(e) The nondisclosure provisions of this Agreement shall survive the termination of this Agreement and the Customer's duty to hold Confidential Information in confidence shall remain in effect for a period of two years post the termination of this Agreement or until Acehost furnishes the Customer with written notice releasing the Customer from the nondisclosure provisions of this Agreement, whichever occurs first.

7. <u>Term and Termination</u>

(a) Except as provided for herein, the initial term of this Agreement shall be month to month, from the date first written above (the "Initial Term"). Upon the conclusion of the Initial Term, this Agreement shall continue from month-to-month and either party may terminate this Agreement for any reason or no reason at all upon forty five (45) calendar days' prior written notice. The foregoing notwithstanding, Acehost may, at its sole discretion, terminate this Agreement upon fifteen (15) days' written notice to the Customer (an "Early Termination") for any reason or no reason at all. In the event of an Early Termination there shall be no penalty, damages, or liability owed to the Customer in connection with such Early Termination. Moreover, in the event of an Early Termination, Acehost shall have no liability for the Customer's lost earnings and/or the opportunity cost of locating an alternative hosting solution.

(b) Any Customer hardware that is left at Acehost for a period of 45 days after Customer terminates this Agreement shall be considered abandoned and shall become the property of Acehost.

(c) The Customer shall pay an uninstall fee of $25 per miner for disconnecting, packaging and preparing the Customer's mining equipment for shipment prior to the equipment being removed from Acehost.

8. Miscellaneous

(a) This Agreement expresses the complete understanding of the parties with respect to the subject matter herein and supersedes all prior proposals, agreements, representations, and understandings. If any provision of this Agreement is found to be invalid or unenforceable, the remainder of this Agreement shall remain in effect in accordance with the terms herein.

(b) The failure to exercise any right provided in this Agreement shall not be deemed a waiver of prior or subsequent rights.

(c) This Agreement and each party's obligations shall be binding on the representatives, assigns, and successors of such party. Each party has signed this Agreement through its authorized representative.

(d) Should a dispute arise, the parties agree to arbitration to be held in Tampa, Florida pursuant to American Arbitration Association (AAA) rules and procedures. The arbitrator shall be selected by AAA and shall not have a pre-existing relationship with either party.

(e) The Customer hereby acknowledges that Customer is responsible for any and all taxes associated with Customer's hosted mining equipment, including but not limited to property taxes levied by Hillsborough County, Florida and the City of Tampa, Florida.

(f) Acehost makes no warranties of any kind, whether express or implied, for the service it is providing. Further, Acehost shall not be liable for any lost profits or special damages, and Customer's sole and exclusive remedy for a breach of this Agreement shall be limited to a credit of a portion of fees previously paid to Acehost in an amount to be determined by Acehost in its sole discretion.

(g) This Agreement may not be amended except in a writing signed by both parties.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of the date first written above.

[Raptor Mining]		**Acehost LLC**	
By:		By:	Joe Vita
Name:		Name:	
Title:		Title:	Director of Operations

(the “Agreement”) is made by and
between the following parties